TENTH AMENDMENT
THIS TENTH AMENDMENT (the "Amendment") is made and entered into as of the 18th day of December, 2015, by and between PSB NORTHERN CALIFORNIA INDUSTRIAL PORTFOLIO LLC, a Delaware limited liability company ("Landlord”), and FINISAR CORPORATION, a Delaware corporation ("Tenant").
RECITALS

A.
Landlord (as successor in interest to Northern California Industrial Portfolio, Inc., a Maryland corporation, successor in interest to RREEF America REIT II Corp. DDD, a Maryland corporation, successor in interest to Spieker Properties, L.P., a California limited partnership) and Tenant (as successor in interest to GeNOA Corporation, a California corporation) are parties to that certain Lease (the “Original Lease”) dated January 10, 2000, which Original Lease has been previously amended by that certain Expansion Agreement dated February 28, 2000, that certain Amendment Number Two to Lease and Expansion Agreement dated October 27, 2000, that certain Third Amendment dated as of October 13, 2005, that certain Fourth Amendment dated as of November 7, 2006, that certain Fifth Amendment dated as of October 15, 2007, that certain Sixth Amendment dated January 29, 2009, that certain Seventh Amendment dated as of August 24, 2011 (the “Seventh Amendment”), that certain Eighth Amendment dated as of August 13, 2013 (the “Eighth Amendment”) and that certain Ninth Amendment dated as of October 1, 2014 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 67,764 rentable square feet (the “Original Premises”) comprised of (i) approximately 16,501 rentable square feet of space described as 41778 Christy Street (the “41778 Christy Street Premises”) in the building located at 41762-41786, Fremont, California (the “41762-41786 Building”), (ii) approximately 19,575 rentable square feet of space described as 41762-41772 Christy Street (the “41762-41772 Christy Street Premises”) in the 41762-41786 Building, (iii) approximately 7,680 rentable square feet of space described as 41644 Christy Street (the “41644 Christy Street Premises”) in the building located at 41638-41758 Christy Street, Fremont, California (the “41638-41758 Building”), (iv) approximately 12,400 rentable square feet of space described as 41752 Christy Street (the “41752 Christy Street Premises”) located in the 41638-41758 Building, and (v) approximately 11,608 rentable square feet described as 41688 Christy Street (the “41688 Christy Street Premises”) in the 41638-41758 Building, in Fremont, California. The 41762-41786 Building and the 41638-41758 Building are collectively referred to herein as the “Building”. The Building is a part of the project commonly known as Fremont Commerce Center (the “Project”).

B.
Tenant desires to surrender a portion of the Premises to Landlord containing approximately 11,608 rentable square feet described as the 41688 Christy Street Premises of the 41638-41758 Building as shown on Exhibit A hereto (the "Reduction Space") (the Original Premises, less the Reduction Space, is referred to herein as the “Remaining Premises”) and that the Lease be appropriately amended, and Landlord is willing to accept such surrender on the following terms and conditions.

C.
The Lease by its terms shall expire on March 31, 2017 ("Prior Termination Date"), and the parties desire to extend the Term of the Lease solely with respect to the 41778 Christy Street Premises and the 41762-41772 Christy Street Premises comprising approximately 36,076 rentable square feet (the 41778 Christy Street Premises and the 41762-41772 Christy Street Premises are collectively referred to herein as the “Extension Premises”), all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.
Extension. The Term of the Lease solely with respect to the Extension Premises is hereby extended for a period of 60 months and shall expire on March 31, 2022 ("Sixth Extended Termination Date"), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date ("Sixth Extension Date") and ending on the Sixth Extended Termination Date shall be referred to herein as the "Sixth Extended Term".

II.	Reduction.

A.
Tenant shall vacate the Reduction Space in accordance with the terms of the Lease on or prior to December 31, 2015, which is the date immediately preceding the Reduction Effective Date (defined in II.B. below) and Tenant shall fully comply with all obligations under the Lease respecting the Reduction Space up to the Reduction Effective Date, including those provisions relating to the condition of the Reduction Space and removal of Tenant's personal property therefrom.

B.
Effective as of January 1, 2016 (the "Reduction Effective Date"), the Premises is decreased from 67,764 rentable square to 56,156 rentable square feet by the elimination of the Reduction Space. As of the Reduction Effective Date, the Reduction Space shall be deemed surrendered by Tenant to

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Landlord, the Lease shall be deemed terminated with respect to the Reduction Space, and the “Premises”, as defined in the Lease, shall be deemed to mean the Original Premises, less the Reduction Space; provided, if Tenant shall violate any provision hereof or if Tenant's representations herein shall be false or materially misleading, Landlord shall have the right to declare this Amendment null and void and to reinstate the Lease with respect to the Reduction Space in addition to, and not in lieu of, any other rights or remedies available to Landlord.

C.
If Tenant shall holdover in the Reduction Space beyond the day immediately preceding the Reduction Effective Date, Tenant shall be liable for Base Rent, Tenant’s Proportionate Share of Operating Expenses and other charges respecting the Reduction Space equal to twice the amount in effect under the Lease prorated on a per diem basis and on a per square foot basis for the Reduction Space. Such holdover amount shall not be in limitation of Tenant's liability for consequential or other damages arising from Tenant's holding over nor shall it be deemed permission for Tenant to holdover in the Reduction Space. If Landlord shall install a wall separating the Reduction Space from the balance of the Premises or otherwise incur expense in installing separate utility meters or effecting similar separations, Tenant, upon demand, shall reimburse Landlord's costs in connection therewith.

III.	Base Rent.

A.
41644 Christy Street Premises and 41752 Christy Street Premises. Base Rent shall continue to be payable as provided in the Lease with respect to the 41644 Christy Street Premises and 41752 Christy Street Premises through and including the Prior Termination Date.

B.
Extension Premises. Notwithstanding anything to the contrary contained in the Lease, effective as of December 15, 2015, the schedule of Base Rent payable solely with respect to the Extension Premises during the balance of the current Term and the Sixth Extended Term is the following:

Period	Monthly Base Rent
12/15/15 - 3/31/17	$26,335.48
4/1/17 - 3/31/18	$27,125.54
4/1/18 - 3/31/19	$27,939.31
4/1/19 - 3/31/20	$28,777.49
4/1/20 - 3/31/21	$29,640.81
4/1/21 - 3/31/22	$30,530.04

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

IV.	Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

V.	Additional Consideration. As additional consideration for this Amendment, Tenant agrees to pay Landlord upon Tenant's execution hereof the amount of $140,601.75.

VI.	Tenant's Proportionate Share.

A.
For the period commencing on the Reduction Effective Date and ending on the Fifth Extended Termination Date: (a) Tenant's Proportionate Share of the 41638-41758 Building is decreased from 32.36% of the 41638-41758 Building to 20.51% of the 41638-41758 Building, (b) Tenant’s Proportionate Share of the 41762-41786 Building shall continue to be 52.63%, and (c) Tenant’s Proportionate Share of the Project for the Remaining Premises is decreased from 20.29% of the Project to 16.81% of the Project. Notwithstanding anything in this Amendment to the contrary, Tenant shall remain liable for all year-end adjustments with respect to Tenant's Proportionate Share of Operating Expenses applicable to the Reduction Space for that portion of the calendar year preceding the Reduction Effective Date. Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein.

B.
For the period commencing on the Sixth Extension Date and ending on the Extended Termination Date, Tenant’s Proportionate Share solely with respect to the Extension Premises shall be 52.63% of the 41762-41786 Building and 10.08% of the Project.

VII.	Operating Expenses.

A.
For the period commencing on the Reduction Effective Date and ending on the Fifth Extended Termination Date, Tenant shall pay for Tenant’s Proportionate Share of Operating Expenses with respect to the Remaining Premises in accordance with the terms of the Lease, as amended hereby.

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As of the date hereof, Tenant’s Proportionate Share of Operating Expenses for the Remaining Premises for calendar year 2015 is estimated to be $11,792.76 per month, subject to adjustment pursuant to Article 7 of the Original Lease.

B.
For the period commencing on the Sixth Extension Date and ending on the Sixth Extended Termination Date, Tenant shall pay for Tenant’s Proportionate Share of Operating Expenses with respect to the Extension Premises in accordance with the terms of the Lease, as amended hereby. As of the date hereof, Tenant’s Proportionate Share of Operating Expenses solely for the Extension Premises for calendar year 2015 is estimated to be $7,575.96 per month, subject to adjustment pursuant to Article 7 of the Original Lease.

VIII.	Improvements to Remaining Premises.

A.
Condition of Premises. Tenant is in possession of the Remaining Premises and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.
Responsibility for Improvements to Remaining Premises. Any construction, alterations or improvements to the Remaining Premises shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the provisions of the Original Lease.

IX.
Representations. Each party represents to the other that it has full power and authority to execute this Amendment. Tenant represents that it has not made any assignment, sublease, transfer, or conveyance of the Lease or any interest therein or in the Reduction Space other than those explicitly recited herein and further represents that there is not and will not hereafter be any claim, demand, obligation, liability, action or cause of action by any other party respecting, relating to or arising out of the Reduction Space, and Tenant agrees to indemnify and hold harmless Landlord and the Landlord Related Parties (as defined in the “Miscellaneous” Section below) from all liabilities, expenses, claims, demands, judgments, damages or costs arising from any of the same, including without limitation, attorneys' fees. Tenant acknowledges that Landlord will be relying on this Amendment in entering into leases for the Reduction Space with other parties.

X.	Option to Renew.

A.
Section 10 of the Seventh Amendment (Option to Renew) is hereby deleted in its entirety and of no further force and effect solely with respect to the Extension Premises. Notwithstanding the foregoing or anything to the contrary contained in the Lease, the Renewal Option set forth in Section 10 of the Seventh Amendment shall remain in full force and effect solely with respect to the 41644 Christy Street Premises and the 41752 Christy Street Premises collectively and Tenant may only exercise such Renewal Option for both the 41644 Christy Street Premises and the 41752 Christy Street Premises in their entireties.

B.
Provided this Lease is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease, as amended hereby, and Tenant is in occupancy of the Extension Premises at the time of notification or commencement of the Renewal Term (defined below), Tenant shall have one (1) option to renew (the “Extension Premises Renewal Option”) the Sixth Extended Term solely with respect to the Extension Premises for a term of 5 years (the “Renewal Term”), for the Extension Premises, on the same terms and conditions set forth in the Lease, as amended hereby, except as modified by the terms, covenants and conditions as set forth below:

(i)
If Tenant elects to exercise the Extension Premises Renewal Option, then Tenant shall provide Landlord with written notice no earlier than the date which is 730 days prior to the expiration of the Sixth Extended Term, but no later than the date which is 365 days prior to the expiration of the Sixth Extended Term. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the Sixth Extended Term.

(ii)
The Base Rent in effect at the expiration of the Sixth Extended Term with respect to the Extension Premises shall be changed to reflect the Prevailing Market (as defined in Section X.E below) rate. Landlord shall advise Tenant of the new Base Rent for the Extension Premises no later than 30 days after receipt of Tenant's written request therefor. Said request shall be made no earlier than 30 days prior to the first date on

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which Tenant may exer-cise its Extension Premises Renewal Option under this Section X. Said notification of the new Base Rent may include a provision for its escala-tion to provide for a change in the Prevailing Market rate between the time of notification and the commencement of the Renewal Term.

(iii)
If Tenant and Landlord are unable to agree on a mutually acceptable rental rate for the Extension Premises for the Renewal Term not later than 60 days prior to the expiration of the Sixth Extended Term, then Landlord and Tenant, within 5 days after such date, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Extension Premises during the Renewal Term (collectively referred to as the "Estimates"). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then the Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not established by the exchange of Estimates, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Extension Premises during the Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in Santa Clara, California, with working knowledge of current rental rates and practices. For purposes hereof, an "MAI" appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an "ASA" appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

(iv)
Upon selection, Landlord's and Tenant's appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Extension Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant. If either Landlord or Tenant fails to appoint an appraiser within the 7 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market rate within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e., the arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his or her determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Extension Premises. If the arbitrator believes that expert advice would materially assist him or her, he or she may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

(v)
If the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Base Rent applicable to the Extension Premises upon the terms and conditions in effect during the last month of the Sixth Extended Term until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Extension Premises shall be retroactively adjusted to the commencement of such Renewal Term for the Extension Premises.

C.	If Tenant is entitled to and properly exercises its Extension Premises Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term,

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Termination Date and other appropriate terms. Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but an otherwise valid exercise of the Extension Premises Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

D.
The Extension Premises Renewal Option is not transferable; the parties hereto acknowledge and agree that they intend that the Extension Premises Renewal Option shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the Extension Premises Renewal Option. If the Extension Premises Renewal Option is validly exercised or if Tenant fails to validly exercise the Extension Premises Renewal Option, Tenant shall have no further right to extend the Sixth Extended Term with respect to the Extension Premises.

E.
For purposes of this Renewal Option, "Prevailing Market" shall mean the arms length fair market annual rental rate per rentable square foot under leases and renewal and expansion amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and buildings comparable to the Building in the Fremont, California area as of the date the Renewal Term is to commence, taking into account the specific provisions of this Lease which will remain constant, and may, if applicable, include parking charges. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.

XI.	Miscellaneous.

A.
This Amendment, including Exhibit A (Outline and Location of Reduction Space) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.
The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.
Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

G.
Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the balance of the current Term or the Sixth

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Extended Term, as the same may be further extended, an event of default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

H.
Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.

I.
If Tenant is billed directly by a public utility with respect to Tenant’s electrical usage at the Premises, then, upon request, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant's electricity usage with respect to the Premises directly from the applicable utility company.

J.
Pursuant to Civil Code section 1938, Landlord states that, as of the Extension Date, the Premises has not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meets all applicable construction-related accessibility standards under California Civil Code section 55.53.

K.
This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment. In order to expedite the transaction contemplated herein, to the extent allowable under applicable Law, telecopied signatures or signatures transmitted by electronic mail in so-called "pdf" format may be used in place of original signatures on this Amendment. Landlord and Tenant intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures which shall be of the same force and effect as hand-written signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on such telecopied or e-mailed signatures.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

PSB NORTHERN CALIFORNIA INDUSTRIAL PORTFOLIO LLC,
a Delaware limited liability company

By:PS Business Parks, Inc.,
a California corporation
Its:Manager

By:/s/ Richard E. Scott

Name:Richard E. Scott

Title:Divisional Vice President

TENANT:
FINISAR CORPORATION, a Delaware corporation By:/s/ Chris Brown Name:Chris Brown Title:EVP and Chief Counsel

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EXHIBIT A

OUTLINE AND LOCATION OF REDUCTION SPACE

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